Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276918) of our report dated March 27, 2024 related to our audit of the consolidated financial statements of Cardiff Lexington Corporation and Subsidiaries (the “Company”) as of and for the years ended December 31, 2023 and 2022, which appear in this Annual Report on form 10-K. Our report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern and an emphasis of matter paragraph with respect to a restatement of the 2022 financial statements.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

March 27, 2024